Exhibit 10.14

Execution Copy

COOPERATIVE AGREEMENT

among

CLEVELAND-CUYAHOGA COUNTY PORT AUTHORITY

and

CITY OF CANTON, OHIO

and

HOF VILLAGE HOTEL II, LLC

and

THE HUNTINGTON NATIONAL BANK, as Trustee

Dated as of

October 1, 2023

$3,445,000

Cleveland-Cuyahoga County Port Authority

Taxable Development Revenue Bonds

(Port of Cleveland Bond Fund), Series 2023B

(City of Canton - HOF Village Hotel II, LLC TDD and TIF Project)

Roetzel & Andress

A Legal Professional Association

Bond Counsel

Exhibit A	TIF Parcel	A-1
Exhibit B	Required Amounts	B-1
Exhibit C	Minimum Service Payments	C-1

i

Cooperative Agreement

This Cooperative Agreement made and entered into as of October 1, 2023 among the CLEVELAND-CUYAHOGA COUNTY PORT AUTHORITY, a port authority and political subdivision and body corporate and politic duly organized and validly existing under the laws of the State (the “Authority”), the CITY OF CANTON, OHIO, a municipal corporation duly organized and validly existing under the laws of the State and its Charter (the “City”), HOF VILLAGE HOTEL II, LLC, a Delaware limited liability company (the “Developer”) and THE HUNTINGTON NATIONAL BANK, as Trustee, a national banking association duly organized and validly existing under the laws of the United States of America and authorized to exercise corporate trust powers in the State (the “Trustee”), under the circumstances summarized in the following recitals (the capitalized terms not defined in the recitals being used therein as defined in Article I hereof):

Recitals:

A. The City and the Developer have agreed to certain undertakings in connection with the Development and improvement of the Project Site, including without limitation the Provision of the Project.

B. In order to pay the costs of the Project, subject to the terms and conditions of this Agreement:

1.	the Authority has agreed to issue the Bonds and make a portion of the proceeds of the Bonds available to the Developer to pay the costs of the Project;

2.	to pay Bond Service Charges on the Bonds when due, (a) the City has agreed to assign to the Authority the Net TDD Revenue, (b) the Owner has agreed to make Service Payments and Minimum Service Payments in accordance with the terms of the TIF Ordinance, this Agreement and the TDD Bonds Declaration and (c) the Authority shall assign to Trustee by the Indenture its respective rights under and interests in this Agreement (except for any Unassigned Issuer Rights), and the Pledged Revenues.

C. The Cooperative Parties each believe that Provision of the Project on the Project Site will create and preserve jobs and employment opportunities in the City, and each of the Cooperative Parties has full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on its respective part to be performed and observed.

D. The Authority, the Stark County Port Authority (the “Stark Authority”) and the Development Finance Authority of Summit have entered into a Jurisdictional Cooperative Agreement dated as of August 31, 2023 (the “Jurisdictional Cooperative Agreement”) pursuant to which the Stark Authority has requested the assistance of the Authority with refinancing the costs of the Project.

NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, and subject to the terms and limitations of this Agreement, the Cooperative Parties agree as follows (provided that any obligation of the Authority or the City created by or arising out of this Agreement shall never constitute a general debt of the Authority or the City, or give rise to any pecuniary liability of the Authority or the City respectively, but shall be payable solely out of any Net TDD Revenues available to the Authority or the City):

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ARTICLE I

Definitions

Section 1.1. Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

Section 1.2. Definitions. As used herein:

“Administrative Amounts” means the Authority Fee, Trustee Fee, the reasonable fees and expenses of the Authority, the City and the Trustee, including but not limited to attorneys’ fees, amounts expended by the Authority, the City and the Trustee in pursuing remedies hereunder or in the Indenture, the collection and transfer of the Net TDD Revenues and expenses incurred to comply with continuing disclosure obligations, reasonable fees and expenses of the Calculation Agent, and any amounts (other than any other amounts required to pay Bond Service Charges on the Bonds) required to be paid hereunder.

“Agreement” or “Cooperative Agreement” means this Cooperative Agreement as amended and supplemented from time to time.

“Assigned TDD Revenues” means the Net TDD Revenues assigned by the City to the Authority hereunder and pledged by the Authority to the Trustee pursuant to the Indenture to secure Bond Service Charges on the Bonds.

“Authority” means the Cleveland-Cuyahoga County Port Authority, a port authority and political subdivision and body corporate and politic duly organized and validly existing under the laws of the State.

“Authority Fee” means, with respect to the Bonds, an annual administrative fee of the Authority equal to 0.50% of the Outstanding principal amount of the Bonds, to be paid in accordance with Exhibit B attached hereto.

“Bond Reserve Deposits” means, the Bond Reserve Deposit as defined in the Indenture.

“Bond Service Charges” means Bond Service Charges as defined in the Indenture.

“Bonds” means the $3,445,000 aggregate principal amount of bonds issued by the Authority designated “Taxable Development Revenue Bonds (Port of Cleveland Bond Fund) Series 2023B (City of Canton - HOF Village Hotel II, LLC TDD and TIF Project).”

“Business Day” means Business Day as defined in the Indenture.

“Calculation Agent” means DiPerna & Company, LLC, as Calculation Agent under the Calculation Agent Agreement.

“Calculation Agent Agreement” means the Engagement Letter between the Calculation Agent and the Authority related to the Calculation Agent’s duties to be performed in accordance with this Cooperative Agreement.

“City” means the City of Canton, Ohio, a municipality organized and existing under the laws of the State.

“Closing Date” means the date of delivery of the Bonds.

“Cooperative Parties” means the Authority, the City, the Developer and the Trustee.

“County” means the County of Stark, Ohio.

“County Auditor” means the County Auditor of the County.

“County Treasurer” means the County Treasurer of the County.

“Deficiency Amount” means, with respect to each Minimum Service Payment Calculation Date, the amount by which the Minimum Service Payment amount attributable to such Minimum Service Payment Calculation Date exceeds the amounts on deposit in the Revenue Account as of such Minimum Service Payment Calculation Date.

“Delinquent Minimum Service Payment” means such term as defined in Section 2.7 of this Agreement.

“Developer” means HOF Village Hotel II, LLC, a Delaware limited liability company.

“Development Improvements” means all improvements to the TIF Parcel.

“Development Lender” means any financial institution or other lender providing financing for the construction or the purchase of any portion of the Improvements.

“Development Lender Documents” means any applicable loan agreement, financing agreement or other financial arrangement between the Development Lender and the Developer providing construction financing, permanent financing or other financing for the Improvements.

“Environmental Laws” means all applicable federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto, including, without limitation, CERCLA and Chapter 3734 of the Ohio Revised Code.

“Event of Default” means any of the events described as an Event of Default in Section 7.1 hereof.

“Excess Amount” means, for each Minimum Service Payment Calculation Date, the amount by which the amounts deposited with the Trustee in the Revenue Account as of such Minimum Service Payment Calculation Date exceeds the Required Amount for the next corresponding Interest Payment Date.

“Extraordinary Expenses” and “Extraordinary Fees” means those expenses and fees incurred by the Trustee under the Indenture or this Agreement as a result of an Event of Default as described in the Indenture or this Agreement, respectively.

“Force Majeure” means, without limitation, the following: (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; droughts; floods; arrests; embargoes; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or (ii) any cause, circumstance or event not reasonably within the control of the Developer; provided that inability to obtain necessary financing shall not constitute an event of Force Majeure.

“Governing Documents” means, as to a corporation, the articles of incorporation and code of regulations or bylaws of such corporation, as to a limited liability company, the articles of organization and operating agreement of such limited liability company, and as to a statutory trust, the trust agreement and other organization documents relating to such statutory trust.

“Hazardous Materials” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. §§9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§1801, et seq.), Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.) (“RCRA”), or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Holder” or “Holder of a Bond” means such terms as defined in the Indenture.

“Improvements” means Improvements (as defined in the TIF Ordinance ) to the TIF Parcel, including, but not limited to the Development Improvements.

“Indenture” means Trust Indenture dated as of November 1, 1997, the Twenty-Fourth Supplemental Indenture dated as of November 1, 2006, the Thirtieth Supplemental Indenture dated as of November 1, 2010, the Thirty-Fifth Supplemental Indenture dated as of January 1, 2014 and the Fiftieth Supplemental Indenture dated as of October 1, 2021, each between the Authority and Trustee, and as may be further supplemented and amended from time to time.

“Interest Payment Date” means such term as defined in the Indenture.

“Interest Rate for Advances” means such term as defined in the Indenture.

“Legislative Authority” means (i) when used with reference to the Authority, the board of directors of the Authority and (ii) when used with reference to the City, the Council of the City.

“Minimum Service Payment Calculation Date” means each April 15 (relating to the next November 15 Interest Payment Date) and October 15 (relating to the next May 15 Interest Payment Date), commencing October 15, 2023.

“Minimum Service Payments” means Minimum Service Payments to be paid pursuant to Section 2.7 of this Agreement and the TDD Bonds Declaration, which Minimum Service Payments constitute a “minimum service payment obligation” with the meaning of Section 5709.91 of the Ohio Revised Code.

“Net Proceeds” means, when used with respect to any insurance proceeds, the gross proceeds thereof less the payment of all expenses, including reasonable attorneys’ fees, incurred in connection with the collection of such gross proceeds.

“Net TDD Revenues” means collectively, the TDD Lodging Tax Revenue and the TDD Gross Receipts Tax Revenue, together with any interest earnings or other investment income credited or creditable to the TDD Fund from time to time and less any money credited to the TDD Fund that is obligated from time to time to pay refunds of TDD Taxes previously collected, being “net tourism development district revenues” as defined in the TDD Act.

“Notice Address” means:

as to the City:	City of Canton, Ohio Canton City Hall 218 Cleveland Ave SW Canton, Ohio 44702 Attn: Mayor
with a copy to:	City of Canton, Ohio Canton City Hall 218 Cleveland Ave SW Canton, Ohio 44702 Attn: Law Department
as to the Authority:	Cleveland-Cuyahoga County Port Authority 1100 West Ninth Street, Suite 300 Cleveland, Ohio 44113 Attention: President
as to the Developer:	HOF Village Hotel II, LLC c/o Hall of Fame Village 2014 Champions Gateway NW Canton, Ohio 44708 Attention: Tara Charnes, General Counsel

with a copy to:	Walter Haverfield, LLP 1301 East Ninth Street, Suite 3500 Cleveland, Ohio 44114 Attention: Nick Catanzarite, Esq.
as to the Trustee:	The Huntington National Bank 200 Public Square, Suite 600 Cleveland, Ohio 44114 Attention: Corporate Trust Department

or such additional or different address, notice of which is given under Section 8.2 of this Agreement.

“Operative Documents” means, collectively, this Agreement, the Indenture, the TDD Bonds Declaration, the Purchase Agreement and any agreement, instrument or document delivered thereunder.

“Outstanding” means such term as defined in the Indenture.

“Owner” means, initially, the Developer, and each other Person who holds all or any part of a fee simple estate in and to all or any part of the TIF Parcel.

“Person” or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), limited liability companies, joint ventures, societies, estates, trusts, corporations, public or governmental bodies, other legal entities and natural persons.

“Pledged Revenues” means such term as defined in the Indenture.

“Port Act” means Article VIII, Sections 13 and 16 of the Ohio Constitution, Chapter 4582 of the Ohio Revised Code, and all related provisions of the Ohio Revised Code, all as enacted and amended.

“Project Costs” means the costs of Development Improvements as approved by the City under the terms of the TIF Ordinance.

“Project” means the Provision of the Development Improvements.

“Project Site” means the TIF Parcel.

“Provision” means, as applicable, the acquisition, construction, installation, renovation, remodeling, improvement, and equipping of the Project on the respective Project Site.

“Purchase Agreement” means any bond purchase or private placement agreement used by the Authority in connection with the sale or private placement of the Bonds.

“Registrar” means such term as defined in the Indenture.

“Required Amounts” means, for each Interest Payment Date, the aggregate amount of Bond Service Charges and Administrative Amounts due and payable on such Interest Payment Date as set forth on Exhibit B attached hereto plus additional Administrative Amounts then due and payable under this Agreement.

“Required Property Insurance Coverage” means (i) insurance in the amount of the then current replacement cost of the Project, insuring the Project against loss or damage by fire and extended coverage risks and containing loss deductible provisions as may be provided for in the Development Lender Documents, or, in such absence, not to exceed $50,000, or (ii) alternative arrangements for insurance or self-insurance approved by the Authority.

“Revenue Account” means the Series 2023B Revenue Account created under the Supplemental Indenture.

“Service Payments” means the payments in lieu of taxes received by the City with respect to the TIF Parcel pursuant to the provisions of the TIF Ordinance and payable in accordance with the terms of the TDD Bonds Declaration.

“State” means the State of Ohio.

“Supplemental Indenture” means the 2023B Supplemental Trust Indenture dated as of October 1, 2023 between the Authority and Trustee.

“Tax Collection Date” means the tax payment dates established for the payment of semiannual real property taxes in the County.

“TDD” means the Downtown Canton Tourism Development District, a “tourism development district” as defined in the TDD Act, established by the City pursuant to Ohio Revised Code Section 715.014 and Ordinance No. 129/2020 passed by the Council of the City on July 13, 2020, as it may be enlarged from time to time in accordance with State law.

“TDD Act” means, collectively, Sections 307.678 and 715.014, Ohio Revised Code, and Article III, Section 2p of the Ohio Constitution, as each may be amended from time to time.

“TDD Bonds Declaration” means the TDD Bonds Declaration of Covenants and Conditions Relative to Service Payments in Lieu of Taxes dated as of October 10, 2023 and delivered by the Owner with respect to the TIF Parcel and recorded as Document No. ___________ in the Stark County real property records, as may be further amended and supplemented from time to time.

“TDD Fund” means the special fund established by the City and designated the “DoubleTree By Hilton Fund” pursuant to Ordinance No. 146/2020 passed by the City Council on August 24, 2020.

“TDD Fund Transfer Date” means the 20th day of each calendar moth, commencing, the 20th day of the calendar month next following the calendar month in which the Closing Date occurs.

“TDD Fund Transfer Record Date” means the last day of the calendar month preceding a TDD Fund Transfer ate, commencing with the last day of the calendar month following the Closing Date.

“TDD Gross Receipts Tax” means the tax levied by City pursuant to Sections 715.14(D) and 5739.101, Ohio Revised Code, and Ordinance No. 145/2020 passed by the Council of City on August 24, 2020, at the rate of two percent (2%) on the privilege of engaging in the business of making sales in the TDD, whether wholesale or retail, but including sales of food only to the extent such sales are subject to the tax levied under Section 5739.02, Ohio Revised Code.

“TDD Gross Receipts Tax Collections” means the funds collected by the City pursuant to the levy of the TDD Gross Receipts Tax and required to be deposited by the City in the TDD Fund, including without limitation, any late payment fees or charges and interest collected on taxes not timely paid, and used as provided in Ordinance No. 145/2020 passed by City Council on August 24, 2020.

“TDD Gross Receipts Tax Revenue” means the TDD Gross Receipts Tax Collections, received by the City pursuant to the levy of the TDD Gross Receipts Tax for deposit in the TDD Fund and used as provided in Ordinance No. 145/2020 passed by City Council on August 24, 2020.

“TDD Legislation” means, collectively, (i) Ordinance No. 129/2020 passed by the Legislative Authority of the City on July 13, 2020, (ii) Ordinance No. 145/2020 passed by the Legislative Authority of the City on August 24, 2020, (iii) Ordinance No. 146/2020 passed by the Legislative Authority of the City on August 24, 2020 and (iv) Ordinance No. 147/2020 passed by the Legislative Authority of the City on August 24, 2020.

“TDD Lodging Tax” means the excise tax levied by City pursuant to Section 185.02 of the Codified Ordinances of the City at the rate of three percent (3%) on transactions by which lodging is or is to be furnished to transient guests within the boundaries of the TDD.

“TDD Lodging Tax Collections” means the money collected by the City pursuant to its levy of the TDD Lodging Tax, including without limitation, any late payment fees or charges and interest collected on taxes not timely paid, and required to be deposited by the City in the TDD Fund and used as provided in Section 185.02 of the City’s Codified Ordinances.

“TDD Lodging Tax Revenue” means the TDD Lodging Collections, together with any payments of taxes receivable by the City from establishments located within the TDD pursuant to the City’s levy of the City Lodging Tax for deposit in the TDD Fund and use as provided in Section 185.18 of the City’s Codified Ordinances.

“TIF Act” means Ohio Revised Code Sections 5709.41, 5709.42, 5709.43, 5709.85, and 5709.91.

“TIF Exemption” means the exemption of the TIF Parcel from real property taxes granted under the TIF Ordinance and the TIF Act.

“TIF Fund” means the Fund as defined in the TIF Ordinance.

“TIF Ordinance” means Ordinance No. 134-2020 passed by the Legislative Authority of the City on July 27, 2020.

“TIF Parcel” means the real property described on Exhibit A to this Agreement.

“Trustee” means The Huntington National Bank, a national banking association duly organized and validly existing under the laws of the United States of America and authorized to exercise trust powers under the laws of the State, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean the successor Trustee.

“Trustee Fee” means, with respect to the Bonds, an annual fee of Trustee to be paid in accordance with Exhibit B attached hereto.

“Unassigned Issuer’s Rights” means Unassigned Issuer’s Rights as defined in the Indenture, and shall include all of the rights of the Authority to be held harmless and indemnified and to be reimbursed for attorney’s fees and expenses under any of the Operative Documents and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement in accordance with the terms hereof.

Section 1.3. Interpretation. Any reference herein to the Authority or the City or to a Legislative Authority or to any member or officer of any thereof includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

Any reference to a Section or provision of the Constitution of the State or the Port Act, or to a section, provision or chapter of the Ohio Revised Code or any other legislation or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Cooperative Parties or the Holders under this Agreement.

Unless the context indicates otherwise, words importing the singular number include the plural number and vice versa; the terms “hereof,” “hereby,” “herein,” “hereto,” “hereunder” and similar terms refer to this Agreement; and the term “hereafter” means after, and the term “heretofore” means before, the date of delivery of the Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

Section 1.4. Captions and Headings. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

(End of Article I)

ARTICLE II

Representations and Covenants

Section 2.1. Representations of the Authority. The Authority represents that: (a) it is a port authority and political subdivision and body corporate and politic duly organized and validly existing under the laws of the State; (b) it is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the Authority which would impair its ability to carry out its obligations contained in this Agreement or the other Operative Documents to which it is a party; (c) it is legally empowered to enter into and perform the transactions contemplated by this Agreement and the other Operative Documents to which it is a party; (d) the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party do not and will not violate or conflict with any provision of law applicable to the Authority, and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Authority is a party or by which it is bound which would have an adverse effect on the Authority’s ability to perform its obligations under any of the Operative Documents to which it is a party (other than such adverse effect which is not material); (e) its Legislative Authority has duly authorized the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party; (f) this Agreement and the other Operative Documents to which it is a party, when executed and delivered by the Authority, will constitute the legal, valid and binding obligations of the Authority, enforceable against it in accordance with the respective terms thereof, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally; (g) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Bonds; and (h) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the other Operative Documents to which it is a party by any successor public body.

Section 2.2. [Reserved].

Section 2.3. Representations of the City. The City represents that: (a) it is a municipal corporation duly organized and validly existing under the laws of the State; (b) it is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the City which would impair its ability to perform its obligations contained in this Agreement and the other Operative Documents to which it is a party; (c) it is legally empowered to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party and to enter into and carry out the transactions contemplated by this Agreement and the other Operative Documents to which it is a party; (d) the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party do not and will not violate or conflict with any provision of law applicable to the City, and do not, and will not, conflict with or result in a default under any agreement or instrument to which the City is a party or by which it is bound which would have an adverse effect on the City’s ability to perform its obligations under this Agreement (other than such adverse effect which is not material); (e) its Legislative Authority has duly authorized the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party and the transactions contemplated herein and therein, and those transactions will enhance, aid and promote authorized purposes of the City; (f) this Agreement and the other Operative Documents to which it is a party, when executed and delivered by the City, will constitute the legal, valid and binding obligations of the City, enforceable against it in accordance with their respective terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally, application of judicial discretion, or limits on legal remedies against public entities; and (g) the TIF Ordinance and the TDD Legislation has been duly passed and is in full force and effect and not subject to repeal by referendum.

Section 2.4. Representations of the Trustee. The Trustee represents that (a) it is a national banking association duly organized and validly existing under the laws of the United States and is qualified to exercise trust powers under the laws of the State; (b) it is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the Trustee which would impair its ability to carry out its obligations contained in this Agreement or the other Operative Documents to which it is a party; (c) it is legally empowered to enter into and perform the transactions contemplated by this Agreement and the other Operative Documents to which it is a party; (d) it has by all necessary corporate action authorized the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party; (e) this Agreement and the other Operative Documents to which it is a party, when executed and delivered by the Trustee, will constitute the legal, valid and binding obligation of the Trustee, enforceable against it in accordance with their respective terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally; and (f) it will take all necessary action to remain in good standing and duly authorized to exercise corporate trust powers in the State.

Section 2.5. Representations of the Developer. The Developer hereby represents that: (a) it is a limited liability company duly organized and validly existing under the laws of the State of Delaware and authorized to do business in the State; (b) it has full power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party and to enter into and perform the transactions contemplated by those documents; (c) the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party do not violate any provision of law applicable to it or its Governing Documents, and do not conflict with or result in a default under any agreement or instrument to which it is a party or by which it is bound which would have an adverse effect on its ability to perform its obligations under this Agreement and any of the other Operative Documents to which it is a party (other than such adverse effect which is not material); (d) it has duly authorized the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party; (e) this Agreement and the other Operative Documents to which it is a party, when executed and delivered by it, will constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally; and (f) the provision of financial assistance to be made available under this Agreement and the commitments therefor made by the Authority and the City have induced it to undertake the transactions contemplated by this Agreement and the other Operative Documents to which it is a party, including preservation of jobs and employment opportunities within the City.

Section 2.6. Covenant to Make Service Payments. During the period of the TIF Exemption, the Owner shall make semiannual Service Payments with respect to the Improvements on its respective properties pursuant to and in accordance with the requirements of the TIF Act, the TIF Ordinance and this Agreement. The Service Payments shall be made semiannually to the County Treasurer (or to his or her designated agent for collection of the Service Payments) on or before the date on which real property taxes would otherwise be due and payable for the Improvements. Each semiannual Service Payment shall be in the same amount as the real property taxes that would have been charged and payable against the Improvements had the TIF Exemption not been granted. Any late Service Payments shall bear interest and shall be subject to penalties at the same rate and in the same amount and payable at the same time as delinquent taxes. The obligations of the Owner to make the Service Payments shall be unconditional, and shall not be terminated for any cause, and there shall be no right to suspend or set off such Service Payments for any cause, including without limitation any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, or any failure by any other Cooperative Party to perform or observe any obligation, or covenant, whether express or implied, arising out of or in connection with this Agreement or the other Operative Documents to which they are parties.

The Owner shall, with the assistance of the City, promptly prepare and file all necessary applications and supporting documents, including but not limited to the filing required pursuant to Revised Code Section 5709.911, to obtain the exemption from real property taxation for the Improvements authorized by the TIF Act and the TIF Ordinance in order to enable the County to collect payments in lieu of taxes and disburse such payments to the City. The Owner shall pay all property taxes, assessments and interest and penalties due in the year of filing and for previous years with respect to each parcel owned by the Owner prior to filing an exemption application.

Section 2.7. Covenants Regarding Minimum Service Payments. Until such time as the Bonds shall no longer be Outstanding, the Owner shall pay to the Trustee, for the account of the Authority, the Minimum Service Payments in accordance with the terms of this Agreement and the TDD Bonds Declaration. A schedule of the maximum Minimum Service Payments is attached hereto as Exhibit C.

On October 15th of each year, commencing October 15, 2023, the Calculation Agent shall calculate and certify to the Trustee, the Authority and the Owner whether there is a Deficiency Amount with respect to Interest Payment Date occurring on May 15th of the following year, based on actual balances in the Revenue Account and Net TDD Revenues the Calculation Agent reasonably expects to be received based on official correspondence with the City. On April 15th of each year, commencing April 15, 2024, the Calculation Agent shall calculate and certify to the Trustee, the Authority and the Owner whether there is a Deficiency Amount with respect to the Interest Payment Date occurring on November 15th of that year, based on actual balances in the Revenue Account and Net TDD Revenues the Calculation Agent reasonably expects to be received based on official correspondence with the City. If a Deficiency Amount exists, the Owner shall pay such Deficiency Amount to the Trustee no later than 30 days after receipt of the certification of the Calculation Agent. The payment of such Deficiency Amount shall be a Minimum Service Payment hereunder. If the Owner fails to pay any Deficiency Amount when due, such unpaid Deficiency Amount shall be referred to as a “Delinquent Minimum Service Payment.”

For purposes of clarity, it is intended that the Assigned TDD Revenues collected between October 16 to April 15 and deposited with the Trustee shall be used to pay Required Amounts on the Interest Payment Date occurring on November 15 of each year and the Assigned TDD Revenues collected between April 16 and October 15 and deposited with the Trustee shall be used to pay Required Amounts on the Interest Payment Date occurring on May 15 of the following year.

The obligation of the Owner to make the Minimum Service Payments shall be unconditional, and shall not be terminated for any cause, and there shall be no right to suspend or set off such Minimum Service Payments for any cause, including without limitation any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, or any failure by the City or the Authority to perform or observe any obligation, or covenant, whether express or implied, arising out of or in connection with this Agreement or the other Operative Documents to which they are parties.

The Cooperative Parties hereby acknowledge and agree that the Trustee may conclusively rely upon the calculations certified by the Calculation Agent under this Section 2.7 without further direction from the Authority and the Trustee shall not have a separate duty or obligation to verify such calculations.

Section 2.8. TDD Bonds Declaration; Certification of Delinquent Minimum Service Payments. At the Closing, the Owner shall execute and deliver the TDD Bonds Declaration for recording in the official records of the County. The TDD Bonds Declaration and the covenants contained in the TDD Bonds Declaration (including without limitation the obligation to make Minimum Service Payments) shall be specifically enforceable by the City, the Trustee and the Authority by mandatory injunction or any other remedy at law or in equity or as otherwise authorized or provided by Section 5709.91 of the Ohio Revised Code. The Owner’s obligation to make Minimum Service Payments when due shall be a “minimum service payment obligation” within the meaning of Section 5709.91 of the Ohio Revised Code.

At the written instruction of the Authority, the Calculation Agent may deliver a written request to the City, with a copy to the Authority, the Trustee and the Owner, to certify any Delinquent Minimum Service Payment to the County Auditor to be entered by the County Auditor on the tax list of real property opposite any TIF Parcel in accordance with the procedures set forth in Section 5709.91(C) of the Ohio Revised Code. The City shall certify such Delinquent Minimum Service Payment to the County Auditor for collection no later than 45 days after receiving the written request of the Calculation Agent. Any Delinquent Minimum Service Payment so certified shall be a lien on the TIF Parcel from the date the Delinquent Minimum Service Payment is entered on the tax list, and shall be collected in the manner provided for collection of real property taxes

Section 2.9. TIF Covenants Run with Land. Each of the covenants of the Owner in this Agreement, including, without limitation, the covenants relating to the obligation to make the Service Payments and the Minimum Service Payments shall be covenants running with the land, shall be declared and included in the TDD Bonds Declaration and referenced in any subsequent deed for the TIF Parcel, or any part thereof, and shall have priority over any other lien or encumbrance on the TIF Parcel.

The covenant to make Minimum Service Payments in the TDD Bonds Declaration shall have priority over any other lien or encumbrance on the Project Site as provided in Revised Code Section 5709.91 and as further provided in the TDD Bonds Declaration.

Section 2.10. Information to Tax Incentive Review Council. During the period of the TIF Exemption, the Owner shall provide to the Tax Incentive Review Council and the City such information as shall be reasonably requested by the City’s Tax Incentive Review Council or the City as may be necessary to allow the Tax Incentive Review Council to perform its review of the TIF Exemption in accordance with the TIF Act.

Section 2.11. Maintenance and Repair of Improvements; Covenant to Maintain Insurance; Damage and Use of Proceeds of the Improvements.

(a) Repair and Maintenance of the Improvements. The Owner shall maintain and preserve the Improvements on the TIF Parcel in good working order and condition, ordinary wear and tear excepted, and shall from time to time make all necessary repairs, renewals, replacements, additions and improvements thereto. All damage to or destruction of the Improvements shall be promptly repaired, replaced or restored by the Owner.

(b) Insurance. The Owner shall at all times:

(i) Maintain or cause to be maintained the Required Property Insurance Coverage, which insurance shall be issued by solvent insurance carriers licensed to do business in the State.

(ii) Furnish to the Authority, upon request, certified copies of its insurance policies or certificates of insurance showing its insurance coverage.

(iii) Require each policy of insurance to contain a provision whereby it cannot be canceled or substantially modified except after not less than 30 days’ written notice to the Authority.

(iv) Require each policy of insurance covering the Project to be written or endorsed so as to make the Authority an additional insured or loss payee.

(v) Require each policy of insurance, if readily obtainable in the market, to contain an agreement by the insurer that any loss shall be payable to the Trustee notwithstanding any act or negligence of the Owner which might otherwise result in forfeiture of said insurance.

(vi) Deliver renewal certificates of all insurance required in this Section, together with written evidence of full payment of the annual premiums therefor upon request.

Any insurance required under this Agreement may be provided under so called “blanket” policies, so long as the amounts and coverages thereunder will provide protection equivalent to that provided under a single policy meeting the requirements of this Section.

(c) Damage to or Destruction of the Development Improvements. In case of any damage to or destruction of the Development Improvements or any part thereof, the Owner will promptly give or cause to be given written notice thereof to the Authority and the Trustee generally describing the nature and extent of such damage or destruction. If within 90 days following such damage or destruction the Owner shall have certified in writing to the Authority and the Trustee that the Development Improvements shall have been damaged or destroyed to such an extent that (a) it cannot reasonably be expected to be restored, within a period of six months from the commencement of restoration, to the condition thereof immediately preceding such damage or destruction or (b) its normal use and operation is reasonably expected to be prevented for a period of six consecutive months or (c) the Owner shall not be required to restore the Development Improvements under the terms of the Development Lender Documents, then the Owner shall have no obligation to repair or restore the Development Improvements. If the Owner shall not deliver such certification, the Owner shall, whether or not the Net Proceeds, if any, received on account of such damage or destruction shall be sufficient for such purpose, promptly commence and complete, or cause to be commenced and completed, the repair, restoration or replacement of the Development Improvements as nearly as practicable to the value, condition and character thereof existing immediately prior to such damage or destruction, with such changes or alterations, however, as the Owner may deem necessary for proper operation of the Development Improvements and to which the Authority has consented, which consent shall not be unreasonably withheld. In no event shall there be any abatement or diminution of the Minimum Service Payments by reason of the damage to or destruction of the Development Improvements.

Except as otherwise may be directed by the Development Lender pursuant to the Development Lender Documents, Net Proceeds not in excess of $1,000,000 shall be paid, so long as no Event of Default shall have occurred and be continuing, to the Owner for application of as much as may be necessary for the repair, rebuilding and restoration of the Development Improvements. The balance of the Net Proceeds remaining after payment of all costs of such repair, rebuilding or restoration shall be paid to the Owner and may be used by the Owner for any purpose the Owner deems appropriate. Except as otherwise may be directed by the Development Lender pursuant to the Development Lender Documents, if such Net Proceeds are in excess of $1,000,000, the Net Proceeds shall be paid to and held by the Trustee in the Collateral Fund for application of as much as may be necessary of the Net Proceeds for the payment of the costs of repair, rebuilding or restoration, either on completion thereof or as the work progresses, as directed by the Owner in the manner provided for a Disbursement Request under the Indenture. The balance of the Net Proceeds remaining after payment of all costs of such repair, rebuilding or restoration shall be paid to the Owner and may be used by the Owner for any purpose the Owner deems appropriate. If the Development Lender determines under the Development Lender Documents not to authorize the repair, rebuilding or restoration of the Development Improvements with the Net Proceeds and instead determines to apply such Net Proceeds to amounts owed to the Development Lender under the Development Lender Documents, then the Owner hereby covenants and agrees that it shall pay to the Trustee all remaining Net Proceeds for deposit into the Collateral Fund and application by the Authority in accordance with the Indenture.

If, in lieu of repair, restoration or replacement of the Development Improvements, the Owner has certified that it will pay funds sufficient to redeem the Outstanding Bonds in full and all other amounts due under this Agreement, any Net Proceeds received prior to such payment shall be credited against the payment of such redemption price.

Notwithstanding the foregoing, if an Event of Default shall have occurred and is then continuing, and except as otherwise provided in the Development Lender Documents, all Net Proceeds shall be paid to the Trustee and shall be deposited into the Collateral Fund and applied by the Trustee in accordance with the Indenture.

(End of Article II)

ARTICLE III

Cooperative Arrangements; Pledge of Assigned TDD Revenues

Section 3.1. Cooperative Arrangements.

(a) For the reasons set forth in the Recitals to this Agreement, the Cooperative Parties have determined to cooperate with one another in undertaking the refinancing of a portion of the costs of the Project in accordance with the terms of the Operative Documents. This Agreement is intended to and shall be an agreement among the Cooperative Parties to cooperate in the Provision and financing of the port authority facilities comprising the Project pursuant to the Port Act.

(b) The Cooperative Parties agree to undertake the Project with all reasonable dispatch and in accordance with the following:

(i)	In order to assist the Developer with refinancing a portion of the Project Costs, the Authority has issued and sold the Bonds and has pledged the Minimum Service Payments and the Assigned TDD Revenues to the payment of Bond Service Charges on the Bonds. The City has passed the TDD Legislation and assigned the Assigned TDD Revenues to the Authority under this Agreement. Upon issuance of the Bonds, the Authority will provide a portion of the proceeds of the Series 2023D Bonds to refinancing a portion of the costs of the Project.

(ii)	The Developer expressly acknowledges and agrees that the costs of providing for the funding of the Bond Reserve Deposit and Administrative Amounts under the Indenture shall be deemed to be Project Costs and payable with proceeds of the Bonds or otherwise with the Minimum Service Payments or the Assigned TDD Revenues. The Authority agrees that any remaining amount of the Bond Reserve Deposit will be applied to final payment of Bond Service Charges on the Bonds.

(c) Payment of Project Fees by the Developer. The Developer agrees to pay the following fees and expenses in connection with the Project, to the extent not paid as Administrative Amounts under the Indenture:

(i)	on the Closing Date, from the proceeds of the Bonds, the fees and expenses of the Authority and the City in connection with the issuance of the Bonds;

(ii)	while the Bonds are Outstanding, to the extent caused by the Developer or the Owner, any Extraordinary Expenses and Extraordinary Fees, payable within 30 days of receipt by the Developer of an invoice therefor;

(iii)	while the Bonds are Outstanding, the fees and expenses of the Authority, the Calculation Agent and the City, including without limitation reasonable attorneys’ fees and expenses, incurred by the Authority or the City in connection with the enforcement of the obligations of the Developer under this Agreement and the other Operative Documents to which the Developer is a party, payable within 30 days of receipt by the Developer of an invoice therefor; and

(iv)	annually to the Authority, while the Bonds are Outstanding, the reasonable fees of the Authority incurred in connection with any continuing disclosure obligations of the Authority allocable to the Bonds, payable within 30 days of receipt by the Developer of an invoice therefor.

(d) Compliance with Jurisdictional Cooperative Agreement. The Owner shall comply with all of the covenants and requirements set forth in Section 2 of the Jurisdictional Cooperative Agreement.

Section 3.2. Bond Reserve Deposit. Concurrently with the issuance of the Bonds, the Developer agrees to fund the Bond Reserve Deposit by causing proceeds of the Bonds in the amount of $344,500.00 to be deposited with Trustee in accordance with Indenture.

Section 3.3. Collection and Pledge of Assigned TDD Revenues.

(a) The City agrees, so long as the Bonds remain outstanding:

(i)	to maintain the TDD Fund as a special fund;

(ii)	to deposit all Net TDD Revenues upon receipt in the TDD Fund; and

(iii)	to pay from the TDD Fund to the Trustee on or before each TDD Fund Transfer Date, for deposit by the Trustee in the Revenue Account, the Net TDD Revenues on deposit as of the TDD Fund Transfer Record Date, but only if there are Net TDD Revenues on deposit in the TDD Fund as of the TDD Fund Transfer Record Date.

(b) On the Closing Date, the City shall pay to the Trustee an amount equal to the balance of the TDD Fund as of the last day of the month immediately preceding the Closing Date, less any amounts therein previously encumbered to pay obligations, for deposit by the Trustee in the Revenue Account.

(c) So long as the Bonds remain outstanding, the City hereby pledges the Assigned TDD Revenues to the Authority for the benefit of the Holders of all Bonds.

(d) The City agrees that so long as the Bonds remain outstanding, it will not repeal, rescind or reduce the rate of, or restrict the scope of transactions subject to or taken into account in determining the amount of taxes payable pursuant to any of, the TDD Gross Receipts Tax or the TDD Lodging Tax.

(e) The obligation of the City to transfer the Assigned TDD Revenues as required hereunder is absolute and unconditional, and the City shall make those payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set off, recoupment or counterclaim that the City may have or assert against the Authority, the Developer, the Trustee or any other Person.

Section 3.4. Limitation on Obligations. Neither the Bonds nor any obligation of the Authority or the City created by or arising out of this Agreement shall constitute a general debt of the Authority or the City or give rise to any pecuniary liability of the Authority or the City, but shall be payable solely out of any Assigned Service Payments, Assigned TDD Revenues or any Minimum Service Payments available to the Authority and the City. The respective obligations of the Authority and the City under this Agreement are not and shall not be secured by an obligation or pledge of any moneys raised by taxation. The obligations of the Authority or the City under this Agreement do not and shall not represent or constitute a debt or pledge of the faith and credit or taxing power of the Authority or the City, and the Trustee and any holder of the Bonds do not and shall not have any right to have taxes levied by the Authority or the City for the payment of Bond Service Charges or any other obligation of the Authority or the City hereunder.

None of the officials of the Authority or the City or any members of any respective Legislative Authority or their respective officers or employees, shall be liable in their personal capacities as to any obligations contemplated by this Agreement or created by or arising out of this Agreement.

(End of Article III)

ARTICLE IV

Assignment of Service Payments, Minimum Service Payments and Assigned TDD Revenues

Section 4.1. Assignment. In consideration of the Bonds issued by the Authority to pay a portion of the Project Costs, the City hereby assigns to the Authority the Assigned TDD Revenues, and grants to the Authority the City’s right to receipt of the Assigned TDD Revenues, which right the Authority has pledged to the Trustee under the Indenture to secure the payment of Bond Service Charges on the bonds issued under the Indenture, including the Bonds. The Authority has pledged and assigned to the Trustee under the Indenture all of the Authority’s right in the Minimum Service Payments made for the account of the Authority pursuant to Section 2.7 hereof to secure the payment of Bond Service Charges on bonds issued under the Indenture, including the Bonds. All such Assigned TDD Revenues and Minimum Service Payments shall be paid to the Trustee at the Trustee’s Notice Address and shall be deposited and disbursed by the Trustee in accordance with the Indenture.

The obligations of the City under this Agreement do not and shall not represent or constitute a debt or pledge of the faith and credit or taxing power of the City, and none of the Authority, the Trustee, or the Holders of the Bonds has or shall have any right to have taxes levied by the City for the payment of the Assigned TDD Revenues, other than the existing TDD Gross Receipts Tax and the existing TDD Lodging Tax. The City will take all actions necessary to appropriate and pay the Assigned TDD Revenues to the Trustee, on behalf of the Authority pursuant to the terms of this Agreement.

Section 4.2. Enforcement of Obligations of City and Authority. The obligation of the City to provide to the Authority and pay to the Trustee the Assigned TDD Revenues is a continuing obligation pursuant to Ohio Revised Code Section 5705.44. All of the obligations of the Authority and the City under this Agreement are hereby established as duties specifically enjoined by law and resulting from an office, trust, or station upon the City and the Authority, respectively, within the meaning of Section 2731.01 of the Ohio Revised Code and shall be enforceable by mandamus; and the enforcement of such obligations by mandamus against the City or the Authority shall be the sole remedy available to the other parties hereto and/or any Holder with respect to any and all claims against the City or the Issuer hereunder.

(End of Article IV)

ARTICLE V

Additional Agreements and Covenants

Section 5.1. Indemnification by the Developer.

(a) The Developer releases the Authority, the City and the Trustee, and their respective officers, officials, directors, employees and agents (collectively, the “Indemnified Parties”) from, and agrees that the Indemnified Parties shall not be liable for and indemnifies the Indemnified Parties against, all liabilities, claims, fines, penalties, costs and expenses, including out-of-pocket and incidental expenses and reasonable legal fees, imposed upon, or incurred or asserted against an Indemnified Party on account of: (i) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by (A) any cause whatsoever pertaining to the acquisition, construction, installation, equipping and improvement of the Project, or any part thereof, and the maintenance, operation and use by the Developer and its tenants, lessees, licensees and other users of the Project and any part thereof, or (B) defects in the construction, installation, equipping and improvement of the Project, or any part thereof, or correction or maintenance of the Project; (ii) any breach or default on the part of the Developer in the performance of any covenant, obligation or agreement of the Developer, or arising from any act or failure to act by the Developer, under this Agreement, any other Operative Document, or any contract for the construction or provision of the Project; (iii) any representation or warranty made by the Developer to any of the Indemnified Parties in this Agreement or the other Operative Documents to which it is a party proving to be false or misleading in any material respect when made or given; (iv) the issuance, sale, redemption or servicing of the Bonds; (v) any action taken or omitted to be taken by any Indemnified Party pursuant to the terms of this Agreement or any other Operative Document; and (vi) any claim, action or proceeding brought with respect to any matter set forth in clause (i), (ii), (iii), (iv), or (v) above; provided, that for the Indemnified Party seeking indemnification and release, such losses did not result solely from (x) its willful misconduct or gross negligence of such Indemnified Party; or (y) its breach of any material representation, warranty or covenant made by it in this Agreement or in any of the Operative Documents to which it is a party.

(b) The Developer agrees to indemnify and hold the Indemnified Parties harmless from and against all liabilities, claims, fines, penalties and all reasonable costs and expenses, including out-of-pocket expenses and reasonable legal fees incurred by an Indemnified Party as a result of the existence on, or release from, the Project Site, of Hazardous Substances or arising out of any claim for violation or failure to comply with Environmental Laws in connection with the Project.

(c) The Developer agrees to indemnify and hold the Trustee and its officers, directors, employees and agents harmless against its Ordinary Fees and Ordinary Expenses and its Extraordinary Fees and Extraordinary Expenses; provided, that such fees and expenses did not directly result from the willful misconduct or gross negligence of the Trustee.

(d) In case any claim or demand is at any time made, or action or proceeding, whether legal or administrative, is brought, against or otherwise involving an Indemnified Party in respect of which indemnity may be sought hereunder, the Indemnified Party seeking indemnity promptly shall give notice of that action or proceeding to the Developer, and the Developer, upon receipt of that notice, shall have the obligation upon the request of the Indemnified Party to assume the defense of the action or proceeding; provided, that failure of the Indemnified Party to give that notice shall not relieve the Developer from any of its obligations under this section unless, and only to the extent, that failure prejudices the defense of the action or proceeding by the Developer.

(e) Nothing in this Agreement is meant to release, extinguish or otherwise alter or interfere with any rights which the Indemnified Parties may now or hereafter have against the Developer or any other Person for any environmental liabilities with respect to any real property included in or in the vicinity of the Project.

(f) The indemnification set forth in this Section 5.1 is intended to and shall include the indemnification of each Indemnified Party and each Indemnified Party’s successors and permitted assigns and supplements, and shall not limit in any respect, any indemnification provided by the Developer or any other person to an Indemnified Party under any other instrument. The indemnification set forth herein is intended to and shall be enforceable thereby to the full extent permitted by law and shall survive the termination of this Agreement and repayment of the Bonds.

Section 5.2. Litigation Notice. Each of the Cooperative Parties shall give to the others prompt notice of any action, suit or proceeding, whether legal or administrative, by or against any of the Cooperative Parties at law or in equity, or before any governmental instrumentality or agency, or of any of the same which is threatened in writing, of which such Cooperative Party has notice, which, if adversely determined, would materially impair the right or ability of a Cooperative Party to carry out its obligations contemplated under the Operative Documents in connection with the Project.

Section 5.3. Transfer of TIF Parcel. The Owner covenants and agrees that the Owner shall provide the Authority and the Calculation Agent written notice of its intent to transfer of the TIF Parcel, or any interest therein, at least 60 days prior to the anticipated date of such transfer. The Authority shall retain any such information in confidence until such transfer has occurred.

(End of Article V)

ARTICLE VI

Provisions Relating to Trustee

Section 6.1. Duties of Trustee. For purposes of performing its duties under this Agreement, the Trustee agrees to perform its duties in accordance with the terms and provisions of this Agreement and the Indenture and shall have the protections and rights afforded to it under the Indenture for purposes of its obligations under this Agreement as if those provisions were re-written herein.

Section 6.2. Trustee’s Liability. Neither the Trustee nor any of its officers, directors, employees, attorneys, designees or agents shall be liable to any of the other Cooperative Parties for any action taken or omitted to be taken by it unless directly resulting from its gross negligence or willful misconduct, and if following a Written Direction, as defined in the Indenture, such action or inaction, as the case may be, by the Trustee shall be deemed action or inaction without negligence or willful misconduct. Except as expressly provided for in this Agreement, the Trustee shall not be responsible in any manner to any or all of the other Cooperative Parties for the effectiveness, enforceability, genuineness, validity, or the due execution of any of the Operative Documents or for any representation, warranty, document, certificate, report, opinion or statement herein or made or furnished under or in connection therewith, or be under any obligation to any or all of the other Cooperative Parties to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any of the Operative Documents on the part of any party thereto. Nothing in this Agreement is intended to derogate from or otherwise modify the duties of the Trustee with respect to the Bonds.

Section 6.3. Reliance by Trustee. The Trustee and its officers, directors, employees, attorneys, designees and agents shall be entitled to rely and shall be fully protected in relying upon any writing, Written Direction, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex or teletype message, statement, order or other document, believed by it or them to be genuine and correct and to have been signed, sent, or made by the proper person, and with respect to legal matters, upon an opinion of legal counsel selected by the Trustee, and with respect to accounting and financial matters, upon an independent accountant or financial expert selected by the Trustee. The Trustee shall not be obligated to risk its own funds or otherwise incur any financial liability in the performance of any of its obligations under this Agreement and the other Operative Documents or in the exercise of its powers, if in its reasonable judgment repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(End of Article VI)

ARTICLE VII

Events of Default and Remedies

Section 7.1. Events of Default. Each of the following shall be an Event of Default:

(a) The City shall fail to pay and deliver to the Trustee any Assigned TDD Revenue when due hereunder and in accordance with this Agreement and such failure continues for five Business days after written notice from the Trustee.

(b) A Cooperative Party shall fail to observe and perform any agreement, term or condition contained in this Agreement to be performed by it, and such failure continues for a period of 30 days after notice thereof shall have been given to the defaulting Cooperative Party by the Trustee or any of the non-defaulting Cooperative Parties, or for such longer period as the non-defaulting Cooperative Parties may agree to in writing; provided, that if the failure is other than the payment of money and is of such nature that it can be corrected but not within the applicable period, that failure shall not constitute an Event of Default so long as the defaulting Cooperative Party institutes curative action within the applicable period and diligently pursues that action to completion.

(c) Either of the Developer or the Owner shall: (i) (A) admit in writing its inability to pay its debts generally as they become due; (B) file a petition in bankruptcy or a petition to take advantage of any insolvency act, or (C) make an assignment for the benefit of creditors; or (D) consent to the appointment of a receiver for itself or of the whole or any substantial part of its property; or (ii) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.

(d) Any representation or warranty made by a Cooperative Party in this Agreement shall have been false or misleading in any material respect when made or given.

(e) The Owner shall fail to pay when due any Service Payment required of it under Section 2.6 hereof or any Minimum Service Payment or installment required of it under Section 2.7 hereof and such failure continues for five calendar days after written notice from the Trustee.

Except for any obligation to pay moneys when due hereunder, notwithstanding the foregoing, if, by reason of Force Majeure, any Cooperative Party is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the defaulting Cooperative Party shall not be deemed in default during the continuance of such inability. However, the defaulting Cooperative Party shall promptly give notice to the others of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within the discretion of the affected Cooperative Party.

The declaration of an Event of Default under subsection (c), above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

Section 7.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

(a) (i) If the Developer or the Owner is the defaulting party, the other Cooperative Parties may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the respective Developer Party or the Owner solely pertaining the Project and (ii) if the City is the defaulting party, the other Cooperative Parties may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the City pertaining to the Assigned TDD Revenues.

(b) Any non-defaulting Cooperative Party may pursue all remedies now or hereafter existing under this Agreement or at law or in equity to enforce the terms of this Agreement and to collect all amounts then due and thereafter to become due and owed to them under hereunder.

Notwithstanding the foregoing, the Trustee shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to it at no cost or expense to the Trustee.

Nothing in this Agreement shall limit or restrict the access that any Cooperative Party has to any rights, recourse and remedies available under any other Operative Document to which it is a party and following an event of default under any such Operative Document, the non-defaulting Cooperative Party shall have access to all rights, recourse and remedies against the defaulting Cooperative Party available to the non-defaulting Cooperative Party under such Operative Document. Notwithstanding the foregoing however, with respect to any and all claims arising out of the City’s default under this Agreement or under any other Operative Document, the non-defaulting Cooperative Parties’ and/or any Holder’s sole remedy and recourse against the City shall be limited to seeking and obtaining a writ of mandamus to compel the City’s performance of its obligations under this Agreement and/or under the applicable Operative Document.

Section 7.3. No Remedy Exclusive. Except as set forth hereinabove with respect to remedies against the City, no remedy conferred upon or reserved to a non-defaulting Cooperative Party by this Agreement or under any of the other Operative Documents is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle a non-defaulting Cooperative Party to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

Section 7.4. Agreement to Pay Legal Fees and Expenses. If an Event of Default should occur as a result of the taking of any action or inaction of the Developer or the Owner, and the Authority, the City, or the Trustee incurs expenses, including without limitation reasonable attorneys’ fees and expenses, in connection with the enforcement of this Agreement against the Developer or any the Owner, then the Developer and the Owner, jointly and severally, shall reimburse the Authority, the City, or the Trustee, as the case may be, for the reasonable expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances, to the extent permitted by law, shall constitute indebtedness of the Developer and the Owner, jointly and severally, and in any action brought to collect that indebtedness or to enforce this Agreement, the party to whom the indebtedness is owed shall be entitled to seek the recovery of those expenses in such action, except as limited by law or judicial order or decision entered in such proceedings.

Section 7.5. No Waiver. No failure by a Cooperative Party to insist upon the strict performance by another Cooperative Party of any provision of this Agreement shall constitute a waiver of its right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure of such Cooperative Party to observe or comply with any provision hereof.

Section 7.6. Notice of Default. Each Cooperative Party shall notify the other Cooperative Parties promptly if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

(End of Article VII)

ARTICLE VIII

Miscellaneous

Section 8.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date hereof until the Bonds shall no longer remain Outstanding (except for the obligations imposed under Section 5.1, Section 7.2 and Section 7.4 hereof, which shall survive the expiration or termination of this Agreement). Upon termination of this Agreement, the Cooperative Parties will take such action as shall be required of them to release any liens on the Project given to secure the Bonds.

Section 8.2. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, or delivered by overnight courier service, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to any Cooperative Party shall also be given to the other Cooperative Parties. The Cooperative Parties, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent. If, because of the suspension of delivery of certified or registered mail or for any other reason, notice, certificates or requests or other communications are unable to be given by the required class of mail or courier service, any notice required to be mailed or delivered by courier service by the provisions of this Agreement shall be given in such other manner as in the judgment of the Trustee shall most effectively approximate mailing thereof or delivery by courier service, and the giving of that notice in that manner for all purposes of this Agreement shall be deemed to be in compliance with the requirement for delivery under this Section. Except as otherwise provided herein, the mailing of any notice shall be deemed complete upon deposit of that notice in the mail and the giving of any notice by any other means of delivery shall be deemed complete upon receipt of the notice by the delivery service.

Section 8.3. Extent of Covenants; No Personal Liability. All covenants, obligations and agreements of the Cooperative Parties contained in this Agreement and the other Operative Documents shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future officer, official, employee or agent of the Authority or the City or their respective Legislative Authorities in other than its official capacity, and neither the members of any Legislative Authorities nor any official executing the Operative Documents, or the Bonds shall be liable personally on the Operative Documents or such Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Authority or the City contained in this Agreement or in the other Operative Documents.

Section 8.4. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Cooperative Parties and their respective permitted successors and assigns; provided that while any of the Bonds remains Outstanding, the interests in and obligations of any party to pay, pledge or assign any of the Pledged Revenues may not be assigned by such party (except to the extent contemplated in this Agreement). This Agreement may be enforced only by the parties, their assignees and others who may, by law, stand in their respective places.

Section 8.5. Amendments and Supplements. Except as otherwise expressly provided in this Agreement or the other Operative Documents, subsequent to the issuance of the Bonds and while the Bonds remain Outstanding, no provision of this Agreement or the other Operative Documents relating to the payment of the Assigned TDD Revenues, the Minimum Service Payments, or other security for the Bonds may be effectively amended, changed, modified, altered or terminated, except in accordance with the Indenture. In no event shall any amendment or modification to this Agreement be effective unless signed by all of the Cooperative Parties.

Section 8.6. Execution Counterparts. This Agreement may be executed in counterpart and in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument. Signatures transmitted by facsimile or electronic means are deemed to be original signatures.

Section 8.7. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 8.8. Limitation of Rights. With the exception of rights conferred expressly in this Agreement, nothing expressed or mentioned in or to be implied from this Agreement is intended or shall be construed to give to any Person other than the Cooperative Parties and the Holders of the Bonds any legal or equitable right, remedy, power or claim under or with respect to this Agreement or any covenants, agreements, conditions and provisions contained herein. This Agreement and all of those covenants, agreements, conditions and provisions are intended to be, and are, for the sole and exclusive benefit of the Cooperative Parties and the Holders of the Bonds, as provided herein.

Section 8.9. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a State court sitting in the County.

(End of Article VIII)

IN WITNESS WHEREOF, the Cooperative Parties have caused this Agreement to be duly executed in their respective names, all as of the date first hereinbefore written.

CLEVELAND-CUYAHOGA COUNTY PORT AUTHORITY

	By:	/s/ William D. Friedman
William D. Friedman, President & CEO

Approved as to form and correctness:	CITY OF CANTON, OHIO

/s/ Jason P. Reese	By:	/s/ Thomas Bernabei
Director of Law	Name:	Thomas Bernabei
City of Canton, Ohio	Title:	Mayor

HOF VILLAGE HOTEL II, LLC, a Delaware limited liability company

	By:	/s/ Benjamin Lee
	Name:	Benjamin Lee
	Title:	Chief Financial Officer

THE HUNTINGTON NATIONAL BANK, as Trustee

	By:	/s/
Vice President

Authority’s Fiscal Officer’s Certificate

The undersigned, Assistant Secretary of the Authority, hereby certifies that the moneys required to meet the obligations of the Authority during the year 2023 under the foregoing Cooperative Agreement have been lawfully appropriated by the Legislative Authority of the Authority for such purposes and are in the treasury of the Authority or in the process of collection to the credit of an appropriate fund, free from any previous encumbrances. This Certificate is given in compliance with Sections 5705.41 and 5705.44, Ohio Revised Code.

/s/ William D. Friedman
William D. Friedman, Assistant Secretary
Cleveland-Cuyahoga County Port Authority

Dated: October 10, 2023

City’s Fiscal Officer’s Certificate

The undersigned, Canton City Auditor, hereby certifies that no moneys are required to meet the obligations of the City during the year 2023 under the foregoing Cooperative Agreement. This Certificate is given in compliance with Sections 5705.41 and 5705.44, Ohio Revised Code.

/s/ Richard A. Mallonn II
Canton City Auditor
City of Canton, Ohio

Dated: October 10, 2023

EXHIBIT A

TIF Parcel

Parcel 1:

Situated in City of Canton, County of Stark and State of Ohio; known as and being part of Lots Numbers Sixty-Five (65) and Sixty-Six (66), described as follows:

Beginning on the West line of Lot Sixty-Five (65) at a point distant Thirty-Seven (37) feet Northwardly from the Southwest corner of said Lot Sixty-Five (65);

Thence Northwardly along the West end of Lots Sixty-Five (65) and Sixty-Six (66) to the Northwest corner of Lot Sixty-Six (66);

Thence Eastwardly along the North line of Lot Sixty-Six (66), 120 feet;

Thence Southwardly across said lots and parallel to their west end to a point in Lot Sixty-Five (65) distant 37 feet Northwardly from the South line of said Lot Sixty-Five (65);

Thence Westwardly through Lot Sixty-Five (65), on a line parallel to and distant 37 feet from its South line, 120 feet to the place of beginning.

Parcel 2:

Situated in the City of Canton, County of Stark and State of Ohio;

Known as and being Lot Number 64 in the City of Canton, Stark County, Ohio.

Parcel 3:

Situated in the City of Canton, County of Stark and State of Ohio; and known as and being part of Lots Nos. 65 and 66 in the City of Canton, Ohio, which are described as follows:

Beginning on the North line of Lot Number 66 at a point distant 120 feet, East from the Northwest corner of said Lot;

Thence Eastwardly along the North line of Lot Number 66 a distance of 80 feet more or less, to the Northeast corner of said Lot No. 66;

Thence Southwardly along the East end of both of said Lots to the Southeast corner of said Lot Number 65;

Thence Westwardly along the South line of said Lot No. 65 a distance of 80 feet, more or less;

Thence Northwardly across said lots to the place of beginning.

Parcel 4:

Situated in the City of Canton, County of Stark and State of Ohio; and known as and being Thirty-Seven (37) feet, front and rear, off the entire south side of Lot Number Sixty-Five (65) in the City of Canton, Ohio, excepting therefrom Eighty (80) feet off the East end thereof. And subject to easements and conditions of record, if any, and the applicable portions of the zoning ordinances of the City of Canton.

Parcel 5:

Easement to construct, maintain and repair footers as set forth in the Easement from the City of Canton to Newmarket Community Urban Redevelopment Corporation, an Ohio corporation, filed for record October 24, 1984, established by the instrument recorded in Volume 257, Page 162 of Stark County Records over the following described property:

Known as being a 2.00 foot wide strip of land presently dedicated to public use as streets in the City of Canton, (4th Street South East, between Piedmont Avenue S.E. and Market Avenue S.); lying immediately West of the West line of Lots #64, #65 and #66, (Market Avenue South, between 4th Street S.E. and 3rd Street S.E.); lying immediately North of the North line of Lot #66, (3rd Street South East, between Market Avenue South, and Piedmont Avenue S.E.); lying immediately East of the East line of Lots #64, #65 and #66, (Piedmont Avenue S.E., between 3rd Street S.E. and 4th Street S.E.).

Parcel 6:

Easement for constructing, operating and maintaining a canopy as set forth in the Easement Grant from City of Canton, to Newmarket Community Urban Redevelopment Corporation, an Ohio corporation, filed for record October 24, 1984, established by the instrument recorded in Volume 257, Page 160 of Stark County Records over the following described property:

Known as and being a 42' x 21' tract of land presently dedicated to public use as Market Avenue South, with said tract lying immediately West of and adjoining the West line of Lots #65 and #66 in the City of Canton, Stark County, Ohio, and being more particularly described as follows:

The herein described easement is limited to a bottom elevation of 86.20 feet and a top elevation of 130.60 feet based upon Canton City Bench Mark datum;

Beginning for the same at the Southeast corner of the intersection of Market Avenue S. and 3rd Street S.E., same also being the Northwest corner of Lot #66 in the City of Canton;

Thence South 14 degrees 55 minutes 30 seconds West with a portion of the East right-of-way line of Market Avenue S. which is also the west line of said Lot #66, a distance of 55.14 feet to a point and being the true place of beginning;

Thence North 75 degrees 04 minutes 30 seconds West at right angles to the East line of said Market Avenue South, a distance of 21.00 feet to a point;

Thence South 14 degrees 55 minutes 30 seconds West parallel with and 21 feet West of the East line of said Market Street S., a distance of 42.00 feet to a point;

Thence South 75 degrees 04 minutes 30 seconds East, a distance of 21.00 feet to a point on the East line of said Market Avenue South;

Thence North 14 degrees 55 minutes 30 seconds East with the East line of said Market Avenue South and with a portion of the West line of said Lots #65 and #66, a distance of 42.00 feet to a point and being the true place of beginning and containing an area of 882 square feet of land more or less.

Parcel 7:

Easement for constructing, operating and maintaining a skywalk above Market Avenue South and above Third Street S.E. as set forth in the Easement from Newmarket Project, Inc., an Ohio Non-Profit Corporation to Newmarket Community Urban Redevelopment Corporation, an Ohio non-profit corporation and Canton Parking Community Urban Redevelopment Corporation, an Ohio non-profit corporation filed for record October 4, 1985, established by the instrument recorded in Volume 357, Page 299 of Stark County Records over the following described property:

Situated in the City of Canton, County of Stark and State of Ohio:

Known as and being part of Lot #66 in the City of Canton, Stark County, Ohio and being more particularly bounded and described as follows:

The herein described walkway bridge easement is limited to a bottom elevation of 106.00 feet and a top elevation of 119.00 feet, based upon City of Canton Bench Mark datum, said easement shall also include the right to construct and maintain any appurtenances below such bottom elevation such as supports or bracing that may be necessary for said walkway bridge;

Beginning for the same at a point at the Northeast corner of said Lot #66;

Thence South 75 degrees 15 minutes 40 seconds East along a portion of the North line of said Lot #66 and the South line of 3rd Street S.E., a distance of 10.50 feet to the true place of beginning;

Thence continuing South 75 degrees 15 minutes 40 seconds East along a portion of the North line of said Lot #66 and the South line of said 3rd Street S.E., a distance of 20.00 feet to a point;

Thence South 14 degrees 44 minutes 20 seconds West, a distance of 3.81 feet to a point;

Thence North 75 degrees 15 minutes 40 seconds West along a portion of the face of the proposed hotel structure, a distance of 20.00 feet to a point;

Thence North 14 degrees 44 minutes 20 seconds East, a distance of 3.81 feet to the true place of beginning.

Parcel 8:

Easement for constructing, operating and maintaining a canopy as set forth in the Easement Grant as set forth in the Easement from City of Canton, to Newmarket Community Urban Redevelopment Corporation, an Ohio corporation, filed for record September 5, 1985, established by the instrument recorded in Volume 347, Page 784 of Stark County Records over the following described property:

Known as and being a 46' x 29' tract of land presently dedicated to the public use as Market Avenue South, with said tract lying immediately west of and adjoining the West line of Lots #65 and #66 in the City of Canton, Stark County, Ohio, and being more particularly described as follows:

The herein described easement is limited to a bottom elevation of 86.20 feet and a top elevation of 130.6 feet based upon Canton City bench mark datum;

Beginning for the same at the southeast corner of the intersection of Market Avenue S. and 3rd Street S.E., same also being the Northwest corner of Lot #66 in the City of Canton;

Thence South 14 degrees 55 minutes 30 seconds West with a portion of the East right-of-way line of Market Avenue South, which is also the West line of said Lot #66, a distance of 54.92 feet to a point and being the true place of beginning;

Thence North 75 degrees 04 minutes 30 seconds West at right angles to the East line of said Market Avenue S., a distance of 29.00 feet to a point;

Thence South 14 degrees 55 minutes 30 seconds West parallel with and 29.00 feet West of the East line of said Market Avenue South, a distance of 46.00 feet to a point;

Thence South 75 degrees 04 minutes 30 seconds East, a distance of 29.00 feet to a point on the East line of said Market Avenue South;

Thence North 14 degrees 55 minutes 30 seconds East with the East line of said Market Avenue S. and with a portion of the west line of said Lots #65 and #66, a distance of 46.00 feet to a point and being the true place of beginning and containing an area of 1334 square feet of land more or less.

EXHIBIT B

Required Amounts

B-1

EXHIBIT C

SCHEDULE OF MINIMUM SERVICE PAYMENTS

Payment Date	Minimum Service Payment
October 15, 2023	$153,792.93
April 15, 2024	128,756.88
October 15, 2024	148,756.88
April 15, 2025	148,196.25
October 15, 2025	152,635.63
April 15, 2026	151,888.13
October 15, 2026	156,140.63
April 15, 2027	155,206.25
October 15, 2027	159,271.88
April 15, 2028	158,150.63
October 15, 2028	162,029.38
April 15, 2029	160,721.25
October 15, 2029	164,413.13
April 15, 2030	162,918.13
October 15, 2030	166,423.13
April 15, 2031	164,741.25
October 15, 2031	168,059.38
April 15, 2032	171,190.63
October 15, 2032	174,135.00
April 15, 2033	171,892.50
October 15, 2033	174,650.00
April 15, 2034	177,220.63
October 15, 2034	179,604.38
April 15, 2035	176,801.25
October 15, 2035	183,998.13
April 15, 2036	180,821.25
October 15, 2036	187,644.38
April 15, 2037	184,093.75
October 15, 2037	190,543.13
April 15, 2038	191,618.75
October 15, 2038	192,537.50
April 15, 2039	193,296.88
October 15, 2039	198,871.88
April 15, 2040	199,078.13
October 15, 2040	199,100.00
April 15, 2041	198,937.50
October 15, 2041	193,590.63
April 15, 2042	198,243.75
October 15, 2042	197,528.13
April 15, 2043	201,628.13
October 15, 2043	550,359.38
Total	$7,529,487.43

C-1